EXHIBIT 10.1
September 24, 2025

Dear Ricardo:
This letter agreement (the “Agreement”) is entered into between Ricardo C. Rodriguez (“you”) and Amprius Technologies, Inc. (the “Company” or “we”). This Agreement shall be effective as of October 6, 2025 (the “Start Date”). The purpose of this Agreement is to set forth the terms and conditions of your employment with the Company.
1.Position. We are pleased to offer you the position of Chief Financial Officer, Amprius Technologies, Inc., based in Fremont, California. You will report to the Company’s Chief Executive Officer. This is a full-time, in-person position. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company. While you render services to the Company, you will not, without prior written approval of the Company’s Board of Directors (the “Board”), engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Base Salary. The Company will pay you an annual base salary of $451,000, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.
3.Annual Bonus. You are eligible to earn an annual cash bonus with a target value of 65% of your annual base salary (the “Target Bonus”), based on achieving performance objectives established by the Board and/or the Compensation Committee of the Board (the “Committee”) in its sole discretion and payable upon achievement of those objectives as determined by the Board or the Committee. If any portion of such bonus is earned, it will be paid as soon as practicable after the Board or the Committee determines it has been earned based on the actual achievement of such objectives, but in no event later than the first calendar quarter following the year to which the bonus relates, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices. In addition, the Board and/or the Committee may, in its direction, grant you discretionary bonuses from time to time. Bonus eligibility starts in 2026 and for any future year in which you are not actively employed for the full calendar year, your annual bonus will be prorated based on your length of active employment with the Company.
4.Equity Awards. Subject to approval by the Board or the Committee, as soon as practicable following the Start Date, you will be granted an award of 200,000 restricted stock units

(“RSUs”), each of which represents the right to receive one share of Company common stock following vesting, pursuant to the Amprius Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”) and a notice of restricted stock unit grant agreement and related terms and conditions to be entered into between you and the Company (collectively, the “Grant Agreement”), provided, that you are employed by the Company on the date of grant (such award, the “Initial Equity Award”). The RSU award will vest as follows, subject to your continued employment through the applicable vesting date: 25% of the total number of RSUs will vest on the first Quarterly Vesting Date on or immediately following the one-year anniversary of the Start Date (the “First Vesting Date”), and thereafter, 1/16th of the total number of RSUs will vest on each of the 12 quarterly vesting dates that occur after the First Vesting Date. For purposes of the RSUs, “Quarterly Vesting Dates” with respect to any calendar year means February 20, May 20, August 20 and November 20. The RSU award will be subject to all of the terms and conditions of the Plan and the Grant Agreement.
In addition to the Initial Equity Award, you will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans, policies or arrangements of the Company as in effect from time to time. The Board and/or the Committee will determine in its discretion whether you will be granted any such equity awards and the amount, type and terms of any such award in accordance with the terms of any applicable plan, policy or arrangement of the Company as in effect from time to time or as otherwise determined by the Board and/or the Committee in its sole discretion.
5.Sign-on Bonus. As part of your offer, you will be eligible to receive a one-time sign-on bonus of $80,000, payable promptly after your start date (the “Sign-on Bonus”). This bonus is contingent upon your acceptance of this offer and your commencement of employment with the Company. If your employment is terminated for any reason (other than by the Company without Cause or by you for Good Reason) at any time during the first 12 months of your employment, you shall promptly repay the Company for the full amount of the Sign-On Bonus made by the Company.
6.Employee Benefits. As a regular full-time employee of the Company, you will be eligible to participate in Company-sponsored benefits subject to the terms and conditions of the Company’s policies and benefits plans, as in effect from time to time, and receive any perquisites as may be provided by the Company from time to time. In addition, you will continue to be entitled to paid vacation in accordance with the Company’s paid time off policy, as in effect from time to time. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the Company. The Company may, from time to time, in its sole discretion, modify or eliminate the benefits offered to employees.
7.Severance. If, at any time, the Company or any successor corporation terminates your employment other than for Cause (as defined below), death or disability or you terminate your employment with the Company or any successor corporation for Good Reason (as defined below), in either case, then, you will be eligible to receive, subject to executing an effective and irrevocable release of claims in a form approved by the Company (the “Release”), as provided below, the following severance: continuing payments of salary at a rate equal to your annual base salary, as then in effect, for a period of 3 months following the date of such termination, which will be paid in accordance with the Company’s normal payroll procedures; provided, that no such payments shall be made prior to the date on which the Release becomes effective and irrevocable.
If your employment is terminated voluntarily by you (other than for Good Reason), for Cause by the Company or due to your death or disability, then you will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.

The receipt of the severance benefits pursuant to this Agreement will be subject to your signing and not revoking the Release and provided that such Release becomes effective and irrevocable no later than 60 days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance benefits under this Agreement. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date you terminate employment through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release becomes effective and irrevocable and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the Release Deadline is in the calendar year following the calendar year in which your termination occurs, then any severance payments under this Agreement that would be considered Deferred Compensation (as defined below) will be paid on, or in the case of installments, will not commence until, the 60th day after your termination date, or, if later, the Deferred Compensation Delayed Payment Date (as defined below).
It is the intent of this Agreement that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements (“Section 409A”) so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, “Deferred Compensation”) or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. Further, if at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment, or your death, if earlier (the “Deferred Compensation Delayed Payment Date”).
To the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement is determined to be subject to (and not exempt from) Section 409A, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year; (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
8.Employee Confidentiality and Invention Assignment. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, as a condition of employment, you must sign, and abide by the terms of, the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement of the Company, upon your Start Date (the “Confidential Information Agreement”).
9.Employment Relationship. Employment with the Company will be for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company with respect to the subject matter hereof. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
10.Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement or in any other agreement between you and the Company, as applicable, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information (within the meaning of the Confidential Information Agreement) to any parties other than the relevant government agencies. You further understand that Protected Activity does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent will constitute a material breach of this Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit A.
11.Governing Law; Venue. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Any lawsuit arising out of or in any way related to this Agreement to the Parties’ relationship hereunder shall be brought only in those state or federal courts having jurisdiction over actions arising in Alameda County in the State of California.
12.Tuition and Relocation Expenses.
a.The Company agrees to register you and will reimburse you or pay directly for your attendance at the annual Director’s College at Stanford University in June 2026 (the “Tuition Payment”). If your employment is terminated for any reason (other than by the Company without Cause or by you for Good Reason) at any time during the first 12 months of your employment, then you shall cease to be entitled to any Tuition Payment as of the date of termination, and, to the extent previously provided, you shall promptly repay and reimburse the Company for the full amount of any such payment made by the Company.
b.In connection with your relocation of your primary residence from the Boston area to San Francisco area, the Company agrees to provide up to $50,000 of temporary living or relocation expenses, including reasonable expenses incurred by your spouse and dependent children in connection with your relocation (the “Relocation Amount”), subject to the Company’s receipt of adequate documentation for expenses incurred, pursuant to the Company’s relocation policy as in effect from time to time. If your employment is terminated for any reason (other than by the Company without Cause or by you for Good Reason) at any time during the first 12 months of your employment, then you shall cease to be entitled to any Relocation Amount as of the date of termination and, to the extent previously provided, you shall promptly repay and reimburse the Company for the full amount of any such payments made by the Company.
13.Entire Agreement. This Agreement and the Confidential Information Agreement constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.

14.Definitions.
a.“Cause” shall mean your: (i) failure to perform your assigned duties or responsibilities (other than a failure resulting from your disability) after written notice thereof from the Board describing in reasonable detail your failure to perform such duties or responsibilities and, if capable of being remedied, your failure to remedy the same within 30 days of receiving notice; (ii) commission of any act of moral turpitude, dishonesty or fraud against the Company or its affiliates or that materially harms the reputation of the Company or its affiliates; (iii) material breach of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company) provided that, if such breach is capable of being cured, you shall have 30 days to cure such breach after receiving written notice thereof; (iv) conviction of, or entrance of a plea of nolo contendere to, a felony (other than a traffic-related felony); or (v) misappropriation of material property belonging to the Company or its affiliates.
b.“Good Reason” shall mean your resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) any material diminution in your authority, duties, or responsibilities with the Company; (ii) a material reduction in the level of your annual base salary, except where there is a reduction applicable to all Company officers generally; or (iii) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than 50 miles from your then-present location will not be considered a material change in the geographic location. You may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice and such grounds for “Good Reason” have not been cured during such cure period.

[Signature page follows.]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company before 5:00pm Pacific on Wednesday September 24, 2025.
Sincerely,
Amprius Technologies, Inc.

By:___/s/ Tom Stepien____________________
Tom Stepien
President

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Ricardo C. Rodriguez
Ricardo C. Rodriguez

Date: September 24, 2025

Exhibit A
SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that —(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

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